Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES QUARTERLY DIVIDEND

NASHVILLE, Tennessee, May 2, 2023 - Healthcare Realty Trust Incorporated (NYSE:HR) (the “Company”) today announced its common stock cash dividend in the amount of $0.31 per share, payable on June 2, 2023 to Class A common stockholders of record on May 16, 2023. Additionally, the eligible holders of the Company’s operating partnership units (“OP Units”) will receive an OP Unit distribution of $0.31 per unit equivalent to the Company’s Class A common stock dividend described above.

Healthcare Realty Trust Incorporated (NYSE: HR) is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of December 31, 2022, the Company was invested in 721 real estate properties in 35 states totaling 42.3 million square feet and had an enterprise value of approximately $13.0 billion, defined as equity market capitalization plus the principal amount of debt less cash. The Company provided leasing and property management services to 93% of its portfolio.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.